Exhibit 99.1

Repligen Corporation
41 Seyon Street
Building #1, Suite 100
Waltham, Massachusetts 02453
Telephone: (781) 250-0111
Telefax: (781) 250-0115

Repligen Reports Financial Results for the Year 2014

and Issues 2015 Financial Guidance

- Year 2014 Product Sales Increase 27% to a Record $60.4 Million -

- Fourth Quarter Product Sales Increase 49% to $15.4 Million -

- Conference Call and Webcast Today at 8:30 a.m. EDT -

WALTHAM, MA – March 13, 2015 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the fourth quarter and year ended December 31, 2014. Below are the Company’s performance highlights for these periods, followed by financial guidance for the year 2015 and access information for today’s webcast and conference call.

Walter C. Herlihy, Ph.D., President and Chief Executive Officer said, “2014 was an outstanding year for Repligen. We started the year with a focus on accelerating growth and expanding margins in our core business, while investing in our commercial organization and pursuing bioprocessing acquisition opportunities. We executed on all fronts, delivering 27% product sales growth and a 30% increase in gross profit bolstered by our acquisition of the ATF System and the launch of OPUS® 45, a well-received line extension. Our success in 2014 provides a foundation for continued growth in 2015 and beyond.”

Business Highlights of 2014

•	In June, we acquired the business of Refine Technology and its market-leading ATF System used in the fermentation step of biomanufacturing. During the fourth quarter, the ATF business was consolidated into our Waltham, Massachusetts site as we completed the construction of our state-of-the-art ATF manufacturing area that became operational during the first quarter of 2015. ATF System sales over the seven months were $6.8 million, which was well ahead of our initial expectations and met the 2014 contingent consideration milestone defined in the Refine Asset Purchase Agreement. Based on achieving the 2014 milestone and the increased probability of achieving the 2015 sales milestone, we accrued $2.0 million in contingent consideration in the fourth quarter.

•	In March, we formally launched our OPUS® 45 cm diameter chromatography columns which have the largest capacity currently available on the market. Adoption of OPUS 45 was very strong, contributing to OPUS growth of over 100% for the full year. OPUS columns are delivered pre-packed to customers with their choice of media used to purify monoclonal antibodies and other biologic drugs.

- more -

•	We invested substantially in our commercial infrastructure in 2014, enabling us to more effectively sell our proprietary products directly to end users worldwide and support the launch of new products in 2015.

•	We strengthened our management team with the hiring of Tony J. Hunt as Chief Operating Officer and Jon K. Snodgres as Chief Financial Officer. Mr. Hunt will transition into the role of President and Chief Executive Officer following Mr. Herlihy’s retirement as President and Chief Executive Officer effective as of the Company’s Annual Meeting of Stockholders on May 21, 2015.

Financial Summary for 2014

•	Product sales for the year 2014 increased to a record $60.4 million, a gain of approximately 27% compared to $47.5 million for the year 2013. Sales growth was driven by increased demand for Protein A affinity ligands, our expanded OPUS line and strong uptake of the ATF System.

•	Total revenue for the year 2014 was $63.5 million, compared to total revenue of $68.2 million for the year 2013 which included $17.9 million of royalty revenue under a license agreement that expired on December 31, 2013.

•	Bioprocessing gross profit for the year 2014 increased 30% to $32.4 million or 53.6% of product revenue, compared to $25.0 million or 52.7% of product revenue for the year 2013. Margin improvements were based on increased capacity utilization and improved manufacturing yields, partially offset by expenses associated with facility expansion and consolidation of the ATF manufacturing operations.

•	Operating expenses for the year 2014 increased to $52.9 million compared to $45.3 million in 2013, due primarily to investment in our commercial and management teams, the Refine acquisition and related integration expenses, the expansion of our U.S. facilities to support future growth and the aforementioned contingent consideration. Operating expenses for 2014 include $4.0 million of depreciation and amortization expense compared to $3.1 million for the year 2013.

•	Operating income in 2014 was $10.7 million compared to $22.9 million in 2013. The $12.2 million difference is due primarily to a reduction of non-product operating income, including royalty income of $15.2 million.

•	Net income was $8.2 million for the year 2014 compared to $16.1 million in 2013 which benefited from the previously mentioned royalty income.

Fourth Quarter 2014 Financial Highlights

For the fourth quarter of 2014, product sales increased to $15.4 million, reflecting 49% growth over the same period in 2013, including a negative impact of 6% from foreign currency translation. Total revenue for the fourth quarter increased by $1.0 million to $16.4 million compared to the same period in 2013, which included $5.0 million of royalty revenue from a license agreement that expired on December 31, 2013. Operating expenses for the fourth quarter of 2014 were $16.3 million, an increase of $6.1 million compared to the fourth quarter of 2013. The increase in operating expense was primarily due to increased cost of product revenue associated with higher product sales, an increase of $1.6 million in SG&A expense to support the ongoing ATF business and the expansion of our commercial and management teams, and the aforementioned $2.0 million of contingent consideration. Operating income for the fourth quarter of 2014 was $61,000 which includes a $1.0 million milestone received from Pfizer, and income before taxes was $243,000. Income tax for the fourth quarter was $641,000, resulting in a net loss of $399,000.

Tony J. Hunt, Chief Operating Officer for Repligen and designated President and CEO added, “In 2014, we made important strategic investments in new products, in personnel and in our capacity to meet the growing demand for the products we manufacture. In 2015, we expect strong organic sales growth for all product lines and incremental margin gains, despite the impact of foreign currency translation. We are planning three product launches during the year and continue to evaluate bioprocessing acquisition opportunities. We are confident in our ability to deliver strong sales growth while we execute on a well-defined commercial strategy that includes greater participation in emerging markets, deeper penetration of our key customer base and building of the Repligen brand.”

Financial Guidance for 2015

The following guidance for the year 2015 is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from BioMarin, the financial impact of potential bioprocessing acquisitions or future fluctuations in foreign currency exchange rates.

•	We are projecting total revenue in 2015 of $72-$75 million, comprised exclusively of product sales, and reflecting 19%-24% sales growth. This guidance includes a negative adjustment to sales growth of approximately 7% to accommodate the impact of foreign currency translation at current exchange rates.

•	Product gross margin for the year 2015 is expected to be 55%-57%.

•	Operating expenses for the year 2015 are expected to be $60-$62 million, including SG&A expense of approximately $21-$23 million, R&D expense of $5-$6 million, and potential contingent consideration of approximately $1.5 million.

•	Total income from operations for the year 2015 is expected to be $12-$14 million, and net income is expected to be $8-$10 million, reflecting estimated taxes of approximately $4 million.

Conference Call

Repligen will host a conference call and webcast today, March 13, at 8:30 a.m. EDT, to discuss full year and fourth quarter 2014 financial results and corporate developments. The conference call will be accessible by dialing toll-free (844) 835-7432 for domestic callers or (404) 537-3372 for international callers. Dial-in participants must provide the passcode 81509200. In addition, a webcast will be accessible via the Investor Relations section of the Company’s website. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Replay listeners must provide the passcode 81509200.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our ATF System and our growth factor products are used to increase product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “ready-to-use” chromatography columns under our OPUS® brand that we deliver pre-packed with our customers’ choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, the future demand for our bioprocessing products, objectives for future operations, our receipt of any future payments under the terms of our agreement with BioMarin, our contingent payment obligations under the terms of our agreement with Refine, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the success of current and future collaborative or supply relationships, including our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate the ATF business; our ability to optimize manufacturing process; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Senior Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Revenue:
Product revenue	$15,393,233	$10,350,288	$60,431,508	$47,482,382
Royalty and other revenue	1,000,000	5,032,322	3,116,841	20,687,241

Total revenue	16,393,233	15,382,610	63,548,349	68,169,623

Operating expenses:
Cost of product revenue	8,084,295	4,626,873	28,022,034	22,481,122
Cost of royalty revenue	—	738,807	—	2,682,177
Research and development	1,327,706	1,421,433	5,608,693	7,340,698
Selling, general and administrative	4,974,428	3,367,108	17,154,555	12,701,195
Contingent consideration - fair value adjustments	1,945,659	44,670	2,071,994	91,191

Total operating expenses	16,332,088	10,198,891	52,857,276	45,296,383

Income from operations	61,145	5,183,719	10,691,073	22,873,240
Investment income	58,808	97,908	309,467	301,078
Interest expense	(11,603)	(12,212)	(49,957)	(49,849)
Other (expense) income	134,329	(54,144)	188,000	(110,648)

Income before income taxes	242,679	5,215,271	11,138,583	23,013,821
Income tax provision	641,224	1,887,813	2,968,369	6,920,666

Net income	$(398,545)	$3,327,458	$8,170,214	$16,093,155

Earnings per share:
Basic	$(0.01)	$0.10	$0.25	$0.51

Diluted	$(0.01)	$0.10	$0.25	$0.50

Weighted average shares outstanding:
Basic	32,746,615	31,916,132	32,497,657	31,667,015

Diluted	33,369,512	32,708,107	33,263,667	32,406,641

Comprehensive income (loss)	$(3,380,938)	$3,150,799	$470,607	$16,179,515

Balance Sheet Data:	December 31, 2014	December 31, 2013
Cash, cash equivalents and marketable securities*	$62,003,443	$73,841,805
Working capital	70,724,548	75,049,428
Total assets	127,193,055	118,644,904
Long-term obligations	5,879,013	3,457,631
Accumulated deficit	(80,887,208)	(89,057,422)
Stockholders’ equity	111,731,808	103,886,102

*	does not include restricted cash

# # #